Cooper Standard Reports Fourth Quarter and Full Year 2020 Results

NORTHVILLE, Mich., February 17, 2021 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the fourth quarter and full year 2020.
Fourth Quarter Highlights
•Net loss improved by 60% to $27.2 million or $(1.61) per fully diluted share
•Adjusted net income improved to $3.3 million or $0.19 per fully diluted share
•Adjusted EBITDA totaled $57.0 million, an increase of 122% over fourth quarter 2019
•Year-end cash balance of $438 million; total liquidity of $589 million

“Successful execution of our operating plans and longer-term strategic initiatives continue to drive the expected improvement in our results,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “Our teams did an excellent job managing through the difficult business conditions in 2020 and positioned us for further improvement in 2021 and beyond. With a leaner, more efficient organizational structure and a three-year revenue growth trajectory that is expected to outpace the market, we believe we are on track to achieve and sustain double digit ROIC within the next two to three years.”

Consolidated Results*

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(dollar amounts in millions except per share amounts)
Sales	$696.9	$726.2	$2,375.4	$3,108.4
Net (loss) income	$(27.2)	$(67.4)	$(267.6)	$67.5
Adjusted net income (loss)	$3.3	$(22.3)	$(141.4)	$(3.3)
(Loss) earnings per diluted share	$(1.61)	$(4.00)	$(15.82)	$3.92
Adjusted earnings (loss) per diluted share	$0.19	$(1.32)	$(8.36)	$(0.19)
Adjusted EBITDA	$57.0	$25.7	$35.7	$201.6
*The financial results discussed throughout this release are presented on a preliminary basis. The Company’s annual report on Form 10-K for the year ended December 31, 2020 will include audited financial results.

The year-over-year decline in fourth quarter sales was primarily attributable to the divestiture of certain businesses in India and Europe during the third quarter of 2020, partially offset by favorable volume, mix and foreign exchange. The year-over-year improvement in fourth quarter net loss was driven primarily by the Company’s ongoing cost reduction and margin enhancement initiatives, including improvements in manufacturing efficiency, reduced selling, administrative and engineering (SGA&E) expense and lower material costs, partially offset by higher interest expense, higher wages and general inflation, the accelerated conclusion of certain customer price agreements and higher incentive compensation accruals. The year-over-year improvement in fourth quarter adjusted EBITDA was also driven primarily by the Company’s ongoing cost reduction and margin enhancement initiatives, partially offset by higher wages and inflation, the accelerated conclusion of certain price agreements and higher incentive compensation accruals.
For the full year 2020, the decline in sales was primarily attributable to the extended shutdowns of our customers’ operations during the first half of the year as a result of the COVID-19 pandemic and the divestiture of certain businesses in India and Europe during the third quarter of the year. Full year net (loss) income and adjusted EBITDA also declined as a result of the extended shutdowns, as well as unfavorable volume and mix, higher wages and inflation, and higher incentive compensation accruals. These negative impacts were partially offset by improvements in operating efficiency, lower SGA&E expense and other cost reduction initiatives.

Adjusted net income (loss), adjusted EBITDA, adjusted earnings (loss) per diluted share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

New Business Awards
During the fourth quarter of 2020, the Company received net new business awards representing an incremental $61 million in anticipated future annualized sales. For the full year, net new business awards totaled $190 million in anticipated future annualized sales.
Further, positive momentum for the Company's innovation products continues. Fourth quarter new contract awards related to innovation products, including both new and converted replacement business, totaled approximately $44 million in anticipated future annualized sales. For the full year, contract awards related to innovation products totaled $278 million. These awards are related to the Company’s commercialized innovation products such as MagAlloy™, Gen III Posi-Lock™, Easy-Lock™, EPDM Microdense and TP Microdense. Additionally, the Company has introduced new technologies through our i3 innovation process that are supporting future pursuits with Fortrex™, FlushSeal, TUROS™, PC2000™ and next generation connection technologies.
Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on IHS Markit forecast production volumes.  Contract awards related to innovation products reflect anticipated sales from formally awarded new and replacement programs and are based on IHS Markit forecast production volumes.  The calculation of “net new business” and “new contract awards related to innovation products” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

Continuing Execution of Cost Reduction and Strategic Initiatives
The Company remains focused on reducing ongoing costs through improved operating efficiency and the further rightsizing of its operating footprint and overhead expenses. As previously announced, two manufacturing facilities and two technical facilities were scheduled to be closed in 2020. The closures of the two manufacturing facilities and one of the technical centers have been completed and the closure of the remaining technical center is in process, with completion now anticipated in the first half of 2021. In total, cost reduction actions and strategic initiatives completed in 2019 and 2020 combined to reduce fixed costs in COGS and SGA&E expense by more than $80 million year-over-year.
Additional actions are anticipated in 2021 to further align the Company’s operating footprint, fixed overhead and staffing levels with planned revenue and customer requirements. Most significant among the planned actions will be the rightsizing of staffing levels at certain facilities in Europe. In addition, the Company is reviewing its operating footprint in Brazil following Ford’s announcement of plans to exit that market. These planned actions are consistent with the previously stated objective of achieving and sustaining double digit returns on invested capital (ROIC) within the next two to three years.

Quarterly Segment Results

Sales

	Three Months Ended December 31,			Variance Due To:
	2020	2019	Change	Volume / Mix*	Foreign Exchange	Divestitures
	(Dollar amounts in thousands)
Sales to external customers
North America	$321,223	$344,902	$(23,679)	$(23,606)	$(73)	$—
Europe	176,663	191,468	(14,805)	11,336	12,362	(38,503)
Asia Pacific	151,909	136,867	15,042	20,033	8,833	(13,824)
South America	18,822	20,954	(2,132)	3,787	(5,919)	—
Total Automotive	668,617	694,191	(25,574)	11,550	15,203	(52,327)
Corporate, eliminations and other	28,265	31,998	(3,733)	(4,326)	593	—
Consolidated	$696,882	$726,189	$(29,307)	$7,224	$15,796	$(52,327)
* Net of customer price reductions
•The impact of foreign currency exchange was primarily related to the Euro, the Chinese Renminbi and the Brazilian Real.
Adjusted EBITDA

	Three Months Ended December 31,			Variance Due To:
	2020	2019	Change	Volume / Mix*	Foreign Exchange	Cost Decreases / (Increases)	Divest.
	(Dollar amounts in thousands)
Segment adjusted EBITDA
North America	38,378	40,397	(2,019)	(15,319)	726	12,006	568
Europe	8,488	1,382	7,106	1,301	1,194	5,355	(744)
Asia Pacific	19,455	(13,184)	32,639	5,633	3,495	22,715	796
South America	(2,233)	1,371	(3,604)	3,135	(1,012)	(5,727)	—
Total Automotive	64,088	29,966	34,122	(5,250)	4,403	34,349	620
Corporate, eliminations and other	(7,072)	(4,284)	(2,788)	(1,596)	4	(1,564)	368
Consolidated adjusted EBITDA	57,016	25,682	31,334	(6,846)	4,407	32,785	988
* Net of customer price reductions
•The Cost Decreases / (Increases) category above includes:
◦The increase in wages, incentive compensation and general inflation
◦Supply chain savings, savings from past restructuring and lower SGA&E expense
◦Net operational efficiencies of $17.7 million primarily driven by our North America and Europe segment
◦The non-recurrence of the prior year one-time impact of commercial settlements in Asia Pacific and tax settlements in Brazil

Full Year Segment Results
Sales

	Year Ended December 31,			Variance Due To:
	2020	2019	Change	Volume / Mix*	Foreign Exchange	Divestitures
	(Dollar amounts in thousands)
Sales to external customers
North America	$1,141,368	$1,543,845	$(402,477)	$(345,398)	$(2,248)	$(54,831)
Europe	586,739	826,335	(239,596)	(156,374)	13,047	(96,269)
Asia Pacific	468,042	503,953	(35,911)	(9,814)	3,454	(29,551)
South America	60,754	94,535	(33,781)	(16,785)	(16,996)	—
Total Automotive	2,256,903	2,968,668	(711,765)	(528,371)	(2,743)	(180,651)
Corporate, eliminations and other	118,536	139,732	(21,196)	(21,732)	536	—
Consolidated	$2,375,439	$3,108,400	$(732,961)	$(550,103)	$(2,207)	$(180,651)
* Net of customer price reductions
•Volume and mix, net of customer price reductions, was mainly driven by the impact of the decline in vehicle production volume caused by government imposed global shutdowns related to the COVID-19 pandemic.
•The impact of foreign currency exchange was primarily related to the Brazilian Real and the Euro.

Adjusted EBITDA

	Year Ended December 31,			Variance Due To:
	2020	2019	Change	Volume / Mix*	Foreign Exchange	Cost Decreases / (Increases)	Divest.
	(Dollar amounts in thousands)
Segment adjusted EBITDA
North America	90,638	213,250	(122,612)	(156,091)	900	36,548	(3,969)
Europe	(39,004)	22,922	(61,926)	(72,877)	1,829	12,333	(3,211)
Asia Pacific	12,472	(27,497)	39,969	(12,102)	4,634	45,432	2,005
South America	(13,841)	(3,446)	(10,395)	(1,148)	(7,477)	(1,770)	—
Total Automotive	50,265	205,229	(154,964)	(242,218)	(114)	92,543	(5,175)
Corporate, eliminations and other	(14,588)	(3,621)	(10,967)	(10,918)	(1,488)	(759)	2,198
Consolidated adjusted EBITDA	35,677	201,608	(165,931)	(253,136)	(1,602)	91,784	(2,977)
* Net of customer price reductions
•Volume and mix, net of customer price reductions, was mainly driven by the impact of the decline in vehicle production volume caused by government imposed global shutdowns related to the COVID-19 pandemic.
•The impact of foreign currency exchange was impacted by the Brazilian Real, the Chinese Renminbi, Canadian Dollar, the Euro, the Polish Zloty, and the Czech Koruna.
•The Cost Decreases / (Increases) category above includes:
◦Reduction in compensation-related expenses, due to salaried headcount initiatives, purchasing savings through lean initiatives, and restructuring savings;
◦Commodity cost fluctuations, wage increases and variable employee compensation increases;

◦The non-recurrence of the prior year one-time impact of commercial settlements in Asia Pacific and tax settlements in Brazil;
◦Net manufacturing efficiencies of $63 million, weakened by the impact of COVID-19, primarily driven by our European, North America and Asia Pacific segments.

Cash and Liquidity
As of December 31, 2020, Cooper Standard had cash and cash equivalents totaling $438.4 million, compared to $359.5 million as of December 31, 2019. In addition to cash and cash equivalents, the Company had $150.9 million available under its senior amended asset-based revolving credit facility (“ABL facility”), inclusive of outstanding letters of credit, for total liquidity of $589.3 million at December 31, 2020. Based on our current expectations for light vehicle production and customer demand for our products, we believe our current strong cash balance and access to flexible credit facilities will provide sufficient resources to support ongoing operations and the execution of planned strategic initiatives.
Outlook
Based on our outlook for the global automotive industry, macroeconomic conditions, current customer production schedules and our own operating plans, the Company has issued 2021 full year guidance as follows:

Current 2021 Guidance[1]
Sales	$2.5 - $2.7 billion
Adjusted EBITDA[2]	$180 - $200 million
Capital Expenditures	$100 - $125 million
Cash Restructuring	$50 - $55 million
Cash Taxes	$10 - $15 million
1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release considers January 2021 IHS Markit production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income without unreasonable effort.

Conference Call Details
Cooper Standard management will host a conference call and webcast on February 18, 2021 at 9 a.m. ET to discuss its fourth quarter and full year 2020 results, provide a general business update and respond to investor questions.
To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 877-374-4041 (international callers dial 253-237-1156) and provide the conference ID 5017629 or ask to be connected to the Cooper Standard conference call. Callers should dial in at least five minutes prior to the start of the call. Analysts and investors are invited to ask questions after the presentations are made.
The interactive webcast and slide presentation can be accessed live or in replay on the investor relations page of the Cooper Standard website at www.ir.cooperstandard.com/events.cfm.
About Cooper Standard
Cooper Standard, headquartered in Northville, Mich., is a leading global supplier of systems and components in diverse transportation and industrial markets. Products include sealing, fuel and brake delivery and fluid transfer systems. Cooper Standard employs approximately 25,000 people globally and operates in 21 countries around the world. For more information, please visit www.cooperstandard.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: the impact, and expected continued impact, of the COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic risk; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; changes in our assumptions as a result of IRS issuing guidance on the Tax Cuts and Jobs Act; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.
You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.
This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.
CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$696,882	$726,189	$2,375,439	$3,108,400
Cost of products sold	616,593	660,647	2,227,892	2,749,278
Gross profit	80,289	65,542	147,547	359,122
Selling, administration & engineering expenses	64,610	78,332	263,611	302,496
Gain on sale of business, net	(520)	(3,391)	(2,834)	(191,571)
Amortization of intangibles	1,979	4,793	11,611	17,966
Impairment of assets held for sale	—	—	86,470	—
Other impairment charges	16,653	18,993	17,893	23,139
Restructuring charges	16,246	21,888	39,482	51,102
Operating (loss) profit	(18,679)	(55,073)	(268,686)	155,990
Interest expense, net of interest income	(18,174)	(10,255)	(59,167)	(44,113)
Equity in earnings of affiliates	1,238	740	396	6,504
Pension settlement charges	(184)	(15,819)	(184)	(15,819)
Other income (expense), net	2,777	(1,169)	(2,580)	(4,260)
(Loss) income before income taxes	(33,022)	(81,576)	(330,221)	98,302
Income tax (benefit) expense	(5,362)	(10,912)	(60,847)	36,089
Net (loss) income	(27,660)	(70,664)	(269,374)	62,213
Net loss attributable to noncontrolling interests	481	3,280	1,769	5,316
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(27,179)	$(67,384)	$(267,605)	$67,529

Weighted average shares outstanding
Basic	16,928,472	16,859,946	16,913,850	17,146,124
Diluted	16,928,472	16,859,946	16,913,850	17,208,768

Earnings (loss) per share:
Basic	$(1.61)	$(4.00)	$(15.82)	$3.94
Diluted	$(1.61)	$(4.00)	$(15.82)	$3.92

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	December 31,
	2020	2019
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$438,438	$359,536
Accounts receivable, net	379,564	423,155
Tooling receivable, net	82,150	148,175
Inventories	143,742	143,439
Prepaid expenses	29,748	34,452
Income tax receivable and refundable credits	85,977	32,763
Other current assets	100,110	60,750
Total current assets	1,259,729	1,202,270
Property, plant and equipment, net	892,309	988,277
Operating lease right-of-use assets, net	109,795	83,376
Goodwill	142,250	142,187
Intangible assets, net	67,679	84,369
Deferred tax assets	66,111	56,662
Other assets	74,071	78,441
Total assets	$2,611,944	$2,635,582
Liabilities and Equity
Current liabilities:
Debt payable within one year	$40,731	$61,449
Accounts payable	385,284	426,055
Payroll liabilities	112,727	88,486
Accrued liabilities	110,827	119,841
Current operating lease liabilities	21,711	24,094
Total current liabilities	671,280	719,925
Long-term debt	982,760	746,179
Pension benefits	152,230	140,010
Postretirement benefits other than pensions	49,613	48,313
Long-term operating lease liabilities	90,517	60,234
Deferred tax liabilities	8,638	10,785
Other liabilities	32,795	34,154
Total liabilities	1,987,833	1,759,600
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	498,719	490,451
Retained earnings	350,270	619,448
Accumulated other comprehensive loss	(241,896)	(253,741)
Total Cooper-Standard Holdings Inc. equity	607,110	856,175
Noncontrolling interests	17,001	19,807
Total equity	624,111	875,982
Total liabilities and equity	$2,611,944	$2,635,582

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Year Ended December 31,
	2020	2019	2018
	(Unaudited)
Operating Activities:
Net (loss) income	$(269,374)	$62,213	$99,055
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	142,618	133,987	131,854
Amortization of intangibles	11,611	17,966	14,844
Gain on sale of business, net	(2,834)	(191,571)	—
Gain on sale of land	—	—	(10,377)
Impairment of assets held for sale	86,470	—	—
Goodwill and other impairment charges	17,893	23,139	88,987
Pension settlement charges	184	15,819	775
Share-based compensation expense	10,435	11,865	8,520
Equity in earnings, net of dividends related to earnings	6,847	(1,587)	(1,856)
Loss on refinancing and extinguishment of debt	—	—	770
Deferred income taxes	(8,722)	15,874	(38,931)
Other	5,232	5,230	2,652
Changes in operating assets and liabilities:
Accounts and tooling receivable	94,125	(26,534)	17,916
Inventories	(15,236)	29,430	1,410
Prepaid expenses	2,099	(150)	(4,647)
Income tax receivable and refundable credits	(52,374)	(3,620)	8,469
Accounts payable	(18,370)	(14,643)	(32,502)
Payroll and accrued liabilities	40,413	(1,258)	(61,800)
Other	(66,951)	21,537	(75,751)
Net cash (used in) provided by operating activities	(15,934)	97,697	149,388
Investing activities:
Capital expenditures	(91,794)	(164,466)	(218,071)
Proceeds from sale of business, net of cash divested	(17,006)	243,362	—
Acquisition of businesses, net of cash acquired	—	(452)	(171,653)
Proceeds from sale of fixed assets and other	1,920	5,586	6,733
Net cash (used in) provided by investing activities	(106,880)	84,030	(382,991)
Financing activities:
Proceeds from issuance of long-term debt, net of discount	245,000	—	—
Principal payments on long-term debt	(6,192)	(4,494)	(3,437)
(Decrease) increase in short term debt, net	(22,372)	(40,406)	65,198
Debt issuance costs	(7,249)	—	(667)
Purchase of noncontrolling interest	—	(4,797)	(2,450)
Repurchase of common stock	—	(36,550)	(59,955)
Taxes withheld and paid on employees' share-based payment awards	(544)	(2,787)	(11,618)
Contribution from noncontrolling interests and other	(928)	5,042	(1,511)
Net cash provided by (used in) financing activities	207,715	(83,992)	(14,440)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(3,065)	(3,392)	(3,019)
Changes in cash, cash equivalents and restricted cash	81,836	94,343	(251,062)
Cash, cash equivalents and restricted cash at beginning of period	361,742	267,399	518,461
Cash, cash equivalents and restricted cash at end of period	$443,578	$361,742	$267,399

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:

Cash and cash equivalents	$438,438	$359,536	$264,980
Restricted cash included in other current assets	4,089	12	18
Restricted cash included in other assets	1,051	2,194	2,401
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$443,578	$361,742	$267,399

Non-GAAP Measures
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is adjusted EBITDA presented as a percentage of sales. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures
EBITDA and Adjusted EBITDA
The following table provides reconciliation of EBITDA and adjusted EBITDA from net (loss) income (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(dollar amounts in thousands)
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(27,179)	$(67,384)	$(267,605)	$67,529
Income tax (benefit) expense	(5,362)	(10,912)	(60,847)	36,089
Interest expense, net of interest income	18,174	10,255	59,167	44,113
Depreciation and amortization	37,502	39,985	154,229	151,953
EBITDA	$23,135	$(28,056)	$(115,056)	$299,684
Impairment of assets held for sale	—	—	86,470	—
Gain on sale of business, net (1)	(520)	(3,391)	(2,834)	(191,571)
Restructuring charges (2)	16,246	21,888	39,482	51,102
Other impairment charges (3)	16,470	18,993	17,417	23,139
Pension settlement charges (4)	184	15,997	184	15,997
Project costs (5)	1,414	87	5,648	2,090
Lease termination costs (6)	87	164	771	1,167
Divested noncontrolling interest debt extinguishment	—	—	3,595	—
Adjusted EBITDA	$57,016	$25,682	$35,677	$201,608

Sales	$696,882	$726,189	$2,375,439	$3,108,400
Net (loss) income margin	(3.9)%	(9.3)%	(11.3)%	2.2%
Adjusted EBITDA margin	8.2%	3.5%	1.5%	6.5%

(1)Gain on sale of business primarily related to divestitures in 2020 and divestiture of AVS product line in 2019.
(2)Includes non-cash impairment charges related to restructuring.
(3)Other non-cash impairment charges in 2020 of $17,417 related to fixed assets and right-of-use operating lease assets, net of approximately $476 attributable to our noncontrolling interest. Impairment charges in 2019 related to fixed assets of $23,139.
(4)Non-cash pension settlement charges and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.
(5)Project costs recorded in selling, administration and engineering expense related to acquisitions and divestitures.
(6)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
The following table provides reconciliation of net (loss) income to adjusted net (loss) income and the respective earnings (loss) per share amounts (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(dollar amounts in thousands, except per share amounts)
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(27,179)	$(67,384)	$(267,605)	$67,529
Impairment of assets held for sale	—	—	86,470	—
Gain on sale of business, net (1)	(520)	(3,391)	(2,834)	(191,571)
Restructuring charges (2)	16,246	21,888	39,482	51,102
Other impairment charges (3)	16,470	18,993	17,417	23,139
Pension settlement charges (4)	184	15,997	184	15,997
Project costs (5)	1,414	87	5,648	2,090
Lease termination costs (6)	87	164	771	1,167
Divested noncontrolling interest debt extinguishment	—	—	3,595	—
Tax impact of adjusting items (7)	(3,390)	(8,620)	(24,492)	27,271
Adjusted net income (loss)	$3,312	$(22,266)	$(141,364)	$(3,276)

Weighted average shares outstanding
Basic	16,928,472	16,859,946	16,913,850	17,146,124
Diluted (8)	16,928,472	16,859,946	16,913,850	17,208,768

(Loss) earnings per share:
Basic	$(1.61)	$(4.00)	$(15.82)	$3.94
Diluted	$(1.61)	$(4.00)	$(15.82)	$3.92

Adjusted earnings (loss) per share:
Basic	$0.20	$(1.32)	$(8.36)	$(0.19)
Diluted	$0.19	$(1.32)	$(8.36)	$(0.19)
(1)Gain on sale of business primarily related to divestitures in 2020 and divestiture of AVS product line in 2019.
(2)Includes non-cash impairment charges related to restructuring.
(3)Other non-cash impairment charges in 2020 of $17,417 related to fixed assets and right-of-use operating lease assets, net of approximately $476 attributable to our noncontrolling interest. Impairment charges in 2019 related to fixed assets of $23,139.
(4)Non-cash pension settlement charges and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.
(5)Project costs recorded in selling, administration and engineering expense related to acquisitions and divestitures.
(6)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(7)Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.
(8)For the purpose of calculating adjusted diluted earnings (loss) per share for the quarter ended December 31, 2020 and the year ended December 31, 2019, the weighted average shares outstanding were 17,097,743 and 17,146,124, respectively.

Free Cash Flow

The following table provides a reconciliation of net cash provided by (used in) operating activities to free cash flow (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(dollar amounts in thousands)
Net cash provided by (used in) operating activities	$10,598	$67,790	$(15,934)	$97,697
Capital expenditures	(18,387)	(33,381)	(91,794)	(164,466)
Free cash flow	$(7,789)	$34,409	$(107,728)	$(66,769)